UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

ULTRA PETROLEUM CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ULTRA PETROLEUM CORP.

400 N. Sam Houston Pkwy E., Suite 1200

Houston, Texas 77060

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2012

To the Shareholders of Ultra Petroleum Corp.:

You are cordially invited to attend the Annual and Special Meeting of Shareholders of Ultra Petroleum Corp. (the “Company”) which will be held at The Sheraton Suites Calgary Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2 on Tuesday, May 22, 2012 at 10:00 a.m. Mountain Daylight Time (MDT) (the “Annual Meeting”), for the following purposes:

•	To elect the Board of Directors to serve until the next Annual Meeting or until their successors are duly elected and qualified;

•	To appoint Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2012;

•	To receive the financial statements of the Company for the fiscal year ended December 31, 2011 together with the auditor’s report thereon;

•	To hold an advisory vote on executive compensation as set forth in these materials;

•

To approve the material terms of the executive officer performance goals in order to maximize income tax deductions available to the Company for individual compensation paid to certain of its executives;

•	If presented, to consider and vote upon a shareholder proposal which is opposed by the Board of Directors of the Company; and

•	To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The specific details of the matters proposed to be put before the Annual Meeting are set forth in the proxy statement accompanying and forming part of this notice.

Only shareholders of record at the close of business on April 2, 2012, the “Record Date,” are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Each common share is entitled to one vote per share. Whether or not you plan to attend the Annual Meeting, the Company requests that you sign and date the enclosed proxy card and mail it in the stamped, pre-addressed envelope provided or deposit it with the transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Annual Meeting, forms of proxy must be received at the aforesaid address by 10:00 a.m. MDT on Thursday, May 17, 2012. As an alternative, you can vote your shares by telephone or over the internet according to the instructions on the proxy card.

Sincerely,

/s/ MICHAEL D. WATFORD
MICHAEL D. WATFORD
Chairman, President and Chief Executive Officer

April 10, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF ULTRA PETROLEUM TO BE HELD ON MAY 22, 2012:

The Company’s Proxy Statement for the 2012 Annual and Special Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.ultrapetroleum.com.

Proxy Statement Questions

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Shareholders who own common shares as of April 2, 2012 may vote at the meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO SHAREHOLDERS?

This Proxy Statement and accompanying proxy are first being tendered to shareholders on or about April 20, 2012.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

1. The election of directors to serve until the next Annual Meeting or until their successors are duly elected and qualified;

2. The appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2012;

3. An advisory vote on executive compensation as set forth in these materials;

4. To approve the material terms of the executive officer performance goals in order to maximize income tax deductions available to the Company for individual compensation paid to certain of its executives;

5. If presented, a shareholder proposal which is opposed by the Board of Directors of the Company; and

6. Such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The Board recommends that shareholders vote:

1. “FOR” the election of directors (Proposal 1);

2. “FOR” the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2012 (Proposal 2);

3. “FOR” the proposal regarding an advisory vote on executive compensation (Proposal 3);

4. “FOR” the approval of the material terms of the executive officer performance goals (Proposal 4); and

5. “AGAINST” the shareholder proposal (Proposal 5).

WHAT CONSTITUTES A QUORUM OF SHAREHOLDERS?

A quorum must be present for the Company to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of one or more shareholders holding 5% of the total common shares issued and outstanding on the Record Date. For purposes of determining whether a quorum is present under Yukon law, broker non-votes and abstentions count towards the establishment of a quorum.

HOW DO I VOTE?

You may vote your shares in person at the Annual Meeting or by proxy. Since many of the Company’s shareholders are unable to attend the meeting in person, the Company sends forms of proxies and offers electronic and telephone voting to all of its shareholders to enable them to direct the voting of their shares. If your shares are held by your broker in “street name,” your broker will provide you with materials and instructions for voting your shares.

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

Under New York Stock Exchange (“NYSE”) rules, if your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, your broker can vote your shares on Proposal 2 but not with respect to the election of directors or other non-routine matters, including the advisory votes on executive compensation, the approval of the material terms of the executive officer performance goals, and the shareholder proposal, if presented (Proposals 1, 3, 4, and 5).

If you do not instruct your broker how to vote your shares, and if your broker is not permitted to vote on the proposals without instructions from you, then your shares will be counted as “broker non-votes” for those proposals. For the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), the approval of the material terms of the executive officer performance goals (Proposal 4), and the shareholder proposal (Proposal 5), a “broker non-vote” will have the same effect as if you abstained from voting with respect to that item.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Michael D. Watford and Garrett B. Smith as your proxies. Management of the Company is soliciting the proxies so that all common shares may be voted at the Annual Meeting. To vote by proxy, you must complete and return the enclosed form of proxy or vote by phone or internet.

CAN I APPOINT SOMEONE OTHER THAN THE INDIVIDUALS NAMED IN THE ENCLOSED PROXY CARD TO VOTE MY SHARES?

Yes, you have the right to appoint another person of your choice, who need not be a shareholder, to attend and act on your behalf at the Annual Meeting. If you wish to appoint a person other than those named in the enclosed proxy card, then draw a line through the printed names appearing on the proxy card and insert the name of your chosen proxyholder in the space provided. This can also be accomplished via the internet.

It is important for you to ensure that any other person you appoint as your proxyholder will attend the Annual Meeting and is aware that his or her appointment has been made to vote your shares. Proxyholders should, on arrival, present themselves to a representative of the inspector of election.

WHO MAY SIGN THE PROXY CARD?

For a shareholder who is an individual, the form of proxy may be signed either by the individual or by his or her authorized attorney if accompanied by the original power of attorney or a notarially certified copy. In the case of a shareholder which is a corporation or an association, the form of proxy must be signed by a duly authorized officer or by an authorized attorney. Persons signing as officers, executors, administrators or trustees should so indicate and must provide a true copy of the document establishing their authority. An authorized person of a partnership should sign in the partnership name. The Chairman of the Annual Meeting has discretionary authority to accept or reject proxies which do not strictly conform to the foregoing requirements.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will vote in accordance with your instructions if duly completed and deposited. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” each of the director nominees, “FOR” the appointment of Ernst & Young LLP as the independent auditor for the fiscal year ended December 31, 2012, “FOR” the resolution regarding the advisory vote on executive compensation, “FOR” the approval of the material terms of the executive officer performance goals, and “AGAINST” the shareholder proposal described in this proxy statement, if presented.

The accompanying form of proxy or a vote by you via phone or the internet also confers discretionary authority on the persons named therein to vote shares and otherwise act in the proxyholder’s discretion with respect to any amendments or variations to matters identified in the Notice of Meeting and with respect to any other matters that may properly come before the Annual Meeting or any adjournment thereof.

HOW DO I VOTE USING MY PROXY CARD?

There are three steps:

Step 1

a.    Proposal 1

Election of directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

Check the box marked “FOR” opposite the name of a director, if you wish to vote for the director as the Board recommends. If you wish to vote against a director, check the box marked “AGAINST” opposite the name of the director. If you wish to withhold a vote from a director, check the box marked “WITHHOLD” opposite the name of the director.

b.    Proposal 2

Appointment of Ernst & Young as independent auditor of the Company for the fiscal year ending December 31, 2012.

Check the box marked “FOR” on the proxy card, if you wish to vote for Proposal 2 as the Board recommends. To withhold your vote, check the box marked “WITHHOLD” opposite the proposal.

c.    Proposal 3

Advisory vote on executive compensation.

Check the box marked “FOR” opposite the proposal, if you wish to vote in favor of Proposal 3 as the Board recommends. To vote against Proposal 3, check the box marked “AGAINST,” and to abstain from voting on Proposal 3, check the box marked “WITHHOLD” in the appropriate place on the proxy card.

d.    Proposal 4

Approval of material terms of the executive officer performance goals.

Check the box marked “FOR” opposite the proposal, if you wish to approve the material terms of the executive officer performance goals. If you wish to vote against the proposal to approve the material terms of the executive officer performance goals, check the box marked “AGAINST,” and to abstain from voting on Proposal 4, check the box marked “WITHHOLD” in the appropriate place on the proxy card.

e.    Proposal 5

Shareholder proposal on hydraulic fracturing.

Check the box marked “AGAINST” opposite the proposal on the proxy card, if you wish to vote against the proposal as the Board recommends. If you wish to abstain from voting on Proposal 5 or if you are unsure how to vote, check the box marked “WITHHOLD” in the appropriate place on the proxy card. To vote in favor of it, check the box marked “FOR.”

For the shareholder proposal to be considered and voted upon at the meeting, a representative of the shareholder submitting the shareholder proposal must appear at the meeting and present proper credentials to be admitted to the meeting. If the shareholder representative is not present at the meeting or is not admitted to the meeting, all votes relating to the proposal will be discarded.

Step 2

Sign and date your proxy card.

IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. EACH PROXY GIVEN WITHOUT INSTRUCTIONS WILL BE VOTED “FOR” PROPOSALS 1-4 AND “AGAINST” PROPOSAL 5.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

WHERE DO I SEND MY PROXY CARD?

Please return your properly completed proxy card to the Company’s transfer agent in the postage-paid envelope provided or mail it to Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. If you vote by telephone or the internet as described below, please do not send a proxy card to the Company’s transfer agent.

WHAT IS THE DEADLINE FOR SUBMITTING MY PROXY CARD?

To be effective, your proxy card must be received by Computershare Investor Services Inc. at the above address before 10:00 a.m., MDT, on Thursday, May 17, 2012.

CAN I CHANGE MY MIND ONCE I HAVE SUBMITTED MY PROXY CARD TO THE COMPANY?

Yes, if you complete another proxy card prior to the submission deadline, the later-dated proxy card will replace the one submitted earlier. If you are a registered shareholder, you can revoke your proxy by stating clearly, in writing, that you want to revoke your proxy. This statement should be delivered:

•

To the Corporate Secretary of the Company by mail at 400 N. Sam Houston Pkwy E., Suite 1200, Houston, Texas 77060, or by fax to the attention of the Corporate Secretary at (281) 876-2831 at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof,

•	To the Chairman of the Annual Meeting prior to the commencement of the meeting on the day of the meeting or any adjournment thereof,

•	In any other manner permitted by law.

If you are a non-registered shareholder, you should contact your nominee for instructions to revoke your proxy.

HOW DO I VOTE BY TELEPHONE?

Record holders may submit proxies by following the “To Vote Using the Telephone” instructions on their proxy cards. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week until 10:00 a.m. MDT on Thursday, May 17, 2012. If you vote by telephone, please do not return your proxy/voting instruction card to the Company’s transfer agent.

Shareholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

HOW DO I VOTE ON THE INTERNET?

Record holders may submit proxies by following the “To Vote Using the Internet” instructions on their proxy cards.

Visit the website at http://www.investorvote.com and follow the on-screen instructions. To vote your shares, use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 10:00 a.m. MDT on Thursday, May 17, 2012. If you vote through the internet, please do not return your proxy/voting instruction card to the Company’s transfer agent.

Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Ultra Petroleum Corp., on behalf of the Board of Directors, through its officers and employees, is soliciting proxies primarily by mail. Solicitations may be supplemented by telephone or other personal contact without special compensation by regular officers and employees of the Company. No solicitation will be made by specifically engaged employees or soliciting agents.

VOTING RESULTS

The report of the inspector of elections will be included in a Current Report on Form 8-K and published on the Company’s website (www.ultrapetroleum.com) within four business days following the Annual Meeting. Copies of the report of the inspector of elections and the Current Report on Form 8-K with respect thereto may be accessed through www.ultrapetroleum.com or obtained by writing to the Company, c/o Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, Texas 77060.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 2, 2012, certain information with respect to ownership of the Company’s common shares as to (a) all persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding common shares, (b) each director (including the nominees), (c) each of the executive officers named in the Summary Compensation Table who held their positions with the Company as of the Record Date, and (d) all such executive officers and directors of the Company as a group. Unless otherwise indicated, all common shares are owned directly and each owner has sole voting and investment power with respect to such shares listed next to their names in the following table.

The information as to shares beneficially owned has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission and Canadian regulatory authorities as of April 2, 2012, or, in the case of executive officers and directors of the Company information that has been furnished by such individuals.

Name of Beneficial Owner	Number of Common Shares	Percent of Class(a)
Directors and Executive Officers:
Michael D. Watford(b)	3,718,089	2.4%
W. Charles Helton(c)	774,193	*
Stephen J. McDaniel	14,438	*
Roger A. Brown	14,389	*
William R. Picquet(d)	302,133	*
Marshall D. Smith(e)	248,032	*
C. Bradley Johnson(f)	52,282	*
Common shares all directors and executive officers own as a group (7 persons)(g)	5,123,556	3.4%
Wellington Management Company, LLP(h) 280 Congress Street, Boston, MA 02210	11,190,486	7.3%
Morgan Stanley(i) 1585 Broadway, New York, NY 10036	10,782,632	7.1%
Harris Associates L.P.(j) Two North LaSalle Street, Suite 500, Chicago, IL 60602-3790	10,775,636	7.0%
BlackRock, Inc.(k) 40 East 52nd Street, New York, NY 10022	8,569,476	5.6%

*	Less than 1%

(a)	As of April 2, 2012 there were 152,910,737 common shares outstanding.

(b)	Includes 89,260 common shares issuable upon exercise of vested options, and 2,524,087 shares owned by Watford Interests, Ltd. directly. Watford Interests, Ltd. is a family partnership in which Mr. Watford has a beneficial interest.

(c)	Includes 83,220 shares owned by the Helton Family Foundation in which Mr. Helton has shared voting power.

(d)	Includes 224,424 common shares issuable upon exercise of vested options.

(e)	Includes 248,032 common shares issuable upon exercise of vested options owned by VMS Interests, Ltd. VMS Interests, Ltd. is a family partnership in which Mr. Smith has a beneficial interest.

(f)	Includes 40,000 common shares issuable upon exercise of vested options.

(g)	Includes 601,716 common shares issuable upon exercise of vested options.

(h)	Information is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012 by Wellington Management Company, LLP, representing it has shared voting power over 7,722,053 shares, and shared dispositive power over 11,190,486 shares, of the Company’s common shares.

(i)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2012 by Morgan Stanley, representing it has sole voting power over 10,564,654 shares, and sole dispositive power over 10,782,632 shares, of the Company’s common shares.

(j)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012 by Harris Associates L.P., representing it has the sole voting power over 10,775,636 shares, and sole dispositive power over 10,775,636 shares, of the Company’s common shares.

(k)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 20, 2012 by BlackRock, Inc., representing it has the sole voting power over 8,569,476 shares, and sole dispositive power over 8,569,476 shares, of the Company’s common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company.

To the Company’s knowledge, based solely on a review of the copies of such Section 16(a) reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater than ten percent shareholders under Section 16(a) were satisfied during the year ended December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the Company’s compensation objectives, outlines the Company’s decisions regarding 2011 compensation for its named executive officers and outlines the rationales behind those decisions.

Objectives of the Company’s compensation program

The Company’s mission is to profitably grow an upstream oil and gas company for the long-term benefit of its shareholders. The Company’s strategy includes building a robust portfolio of high return investment opportunities, maintaining a disciplined approach to capital investment, maximizing earnings and cash flows by controlling costs, and maintaining financial flexibility. The Company’s compensation program is designed to attract, retain, and motivate employees in order to effectively execute its business strategy.

What the Company’s compensation program is designed to reward

The Company’s compensation program is designed to reward performance that contributes to the achievement of its business strategy on both a short-term and long-term basis. The Company believes compensation should:

•	relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer’s contribution thereto;

•	reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the Company’s success;

•

help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries; and

•	reflect the qualifications, skills, experience and responsibilities of the particular executive officer.

Elements of the Company’s compensation program and why the Company pays each element

The Company’s compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

The Company pays base salary:

•	in order to recognize each executive officer’s unique value and historical contributions to the Company’s success in light of salary norms in the industry and the general marketplace;

•	to match competitors for executive talent;

•	to provide executives with sufficient, regularly-paid income; and

•	to reflect position and level of responsibility.

The Company includes an annual bonus as part of its compensation program because the Company believes this element of compensation helps to motivate management to achieve key shorter-term corporate objectives and aligns executives’ interests with shareholder interests.

Long-term equity-based incentive compensation is an element of the Company’s compensation policy because the Company believes it:

•	aligns executives’ interests with the interests of the Company’s shareholders;

•	rewards long-term performance;

•	is required in order for the Company to be competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in the long-term performance of the Company.

The Company offers benefits such as matching 401(k) contributions and payment of insurance premiums in order to provide a competitive remuneration package.

How the Company determines each element of compensation

The Compensation Committee of the Company’s Board of Directors oversees the Company’s compensation programs. The Compensation Committee’s primary purpose is to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s executive officers. Consistent with NYSE listing requirements, the Compensation Committee is composed entirely of independent members of the Board.

Generally, as compared to its competitors in the industry, the Company targets the 50th percentile for base salary and a higher 75th percentile for total compensation based on performance metrics being satisfied. As part of evaluating its competitive position relative to those targets, every other year the Compensation Committee retains a compensation consultant to advise as to the market and as to appropriate benchmarks. The Compensation Committee retained a consultant with respect to 2010 compensation and, accordingly, did not retain a consultant with respect to 2011 compensation. In addition, each year the Company participates in three industry compensation surveys, Southwest Energy Group, Effective Compensation, Inc. (ECI) and Meridian. The Company’s compensation survey peer group for 2011 included the following companies: Berry Petroleum Company, Brigham Exploration Company, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Comstock Resources, Inc., Concho Resources, Inc., Continental Resources, Inc., Denbury Resources Inc., Devon Energy, Energen Resources, EOG Resources Inc., EQT Production Company, Forest Oil Corporation, Linn Energy, McMoran Oil and Gas Company, Newfield Exploration Company, Noble Energy, Inc., Penn Virginia Oil & Gas, Petrohawk Energy Corporation, Pioneer Natural Resources USA, Inc., Plains Exploration & Production Company, QEP Resources, Inc., Quicksilver Resources Corporation, SM Energy Company, Southwestern Energy Production Co., Stone Energy Corporation, Swift Energy Operating, LLC, Whiting Petroleum Corporation and Williams.

Although the Company periodically retains a consultant for benchmarking and advice and also reviews survey information as a frame of reference, ultimately the Company’s compensation decisions are qualitative, not quantitative. The Committee, in reviewing peer group information, takes into consideration in material part factors such as: the size, geographic focus, nature of operations, and business complexity of applicable peer group companies; and each such officer’s relative qualifications, skills, experience and responsibilities. Outside factors are also considered, such as industry shortages of qualified employees for comparable positions, recent experience in the marketplace, as well as time lapse between the surveys used and the time the Company’s compensation decisions are made. Therefore, the final base salary of a particular officer may be greater or less than the 50th percentile and targeted total compensation may be greater or less than the 75th percentile.

Role of CEO.    Through an iterative process, Mr. Watford along with other members of executive management develop preliminary recommendations for compensation actions, including recommendations for performance targets to be used to determine compensation for the named executive officers, including Mr. Watford. The Compensation Committee reviews and considers these preliminary recommendations, accepts or modifies them based on their respective independent business judgments, and makes final recommendations for Board approval.

Base salary.    With respect to base salary, the Company targets, by position, the 50th percentile of the peer group. Mr. Watford’s base salary is determined under an employment agreement between the Company and Mr. Watford which was approved by the Compensation Committee and the Board of Directors. For 2012, the Committee increased Mr. Watford’s base salary from $725,000 to $800,000 to recognize Mr. Watford’s consistent leadership and to remain competitive with the 50th percentile of the peer group. For 2012, the Compensation Committee increased the base salaries of Mr. Smith and Mr. Picquet to reflect their continued leadership and to remain competitive with the 50th percentile of the peer group. Mr. Johnson’s base salary for 2011 was determined based on similar positions with peer group companies consistent with the Company’s target 50th percentile.

Bonus Compensation.    The Company’s bonus compensation for executive officers is divided into two parts: cash bonus under an Annual Incentive Plan (“AIP”) and long-term equity incentives under the Long Term Incentive Plan (“LTIP”).

AIP.    In 2005, the Company adopted the AIP whereby executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus based on annual performance metrics pre-established by the Compensation Committee as well as discretionary factors. Historically, at the first regularly-scheduled board meeting each year, the Compensation Committee approves the amount to be paid with respect to the prior year’s AIP, all of which will be paid out by the Company after the meeting, and establishes the threshold, target and maximum performance measures such as net income, EBITDA, and production for the ensuing year. Threshold levels are set below those expected to be achieved, target levels are set at levels that are reasonably possible to be achieved, and maximum levels are set at levels that are considered difficult to be achieved.

Because unanticipated events, some of which are beyond the control of the Company’s employees, may affect the Company’s attainment of the goals established by the Committee, the final determination of actual awards under the AIP is discretionary so that at the end of the performance period, the Compensation Committee may adjust the targets, taking into account factors such as commodity prices and significant corporate transactions, to determine the actual amount of bonus compensation, if any. For instance, a large acquisition or divestiture may substantially change the Company’s budget and forecast, thereby affecting the performance metrics. Also, the Compensation Committee encourages the Company’s executives to pursue long-term goals, even if these long-term goals may result in a reduction in the Company’s near-term performance. There is no maximum incentive award amount that may be recommended for any individual; the total of all individual incentive awards, however, may not exceed the funded and approved incentive pool. The Compensation

Committee may adjust the initial incentive pool by 20% to reflect their overall assessment of Company results at the end of the year. Awards under the AIP are payable in cash, provided that the Company reserves the right to pay amounts in its common shares.

In 2011, target levels under the AIP for employee levels were as follows: Level I, which included Mr. Watford, from 100% to 200% of base salary; Level II, which included Mr. Picquet, from 75% to 150% of base salary, and Mr. Smith, from 70% to 140% of base salary; and Level III, which included Mr. Johnson and Mr. Nance, from 50% to 100% of base salary. These target levels were expected to contribute to aligning the Company’s total compensation level at the 75th percentile when performance metrics are satisfied.

In February 2011, for the 2011 AIP, the Compensation Committee established net income, EBITDA and production metrics, weighted approximately equal, for the ensuing year and the associated funding. These performance metrics are designed to measure key deliverables critical to Ultra’s sustained short and longer-term success. The Compensation Committee awarded bonuses to the named executive officers based on the Company’s performance exceeding the Above Expectations performance measures in all of the AIP performance measures during 2011, as well as the Committee’s evaluation of the Company’s performance in 2011 relative to 2010 and current peer group compensation. The performance metrics for the 2011 AIP were established early in the year and were not revised or adjusted during the year. The Compensation Committee recognized the contributions made by the executive officers in leading the Company to exceed its 2011 performance goals for the Company’s net income, EBITDA, and production levels. The officers’ leadership included protecting the Company’s margins and its position as a low cost operator despite deterioration in natural gas prices and cost pressures from vendors during the year, and delivering production in excess of the above expectations levels despite unanticipated operational challenges beyond the control of the Company’s employees. The Committee believes the superior technical ability and senior management leadership of the Company’s executive officers significantly impacts the Company’s current success and prospects for continued success in difficult economic environments. The Compensation Committee awarded a bonus to Mr. Watford for 2011 of $1.925 million, representing 266% of his 2011 base salary. Mr. Picquet was awarded a bonus for 2011 of $825,000, representing 206% of his 2011 base salary. Mr. Smith was awarded a bonus for 2011 of $700,000, representing 187% of his 2011 base salary. Mr. Johnson was awarded a bonus for 2011 of $320,000, representing 133% of his 2011 base salary, and Mr. Nance was awarded a bonus for 2011 of $70,000.

Long-Term Equity-Based Incentives.    In 2011, as it has in each year since 2005, the Company adopted an LTIP in order to further align the interests of key employees with shareholders and give key employees the opportunity to share in the long-term performance of the Company by achieving specific corporate financial and operational goals. As in prior years, the executive officers, managers and other key employees of the Company who are recommended by the CEO and approved by the Compensation Committee are eligible to participate in 2011 LTIP.

All LTIP awards of contingent restricted share units (“RSU’s”) are performance-based and are measured over a three-year performance period. The performance period for the 2011 LTIP is January 2011 through December 2013, the performance period for the 2010 LTIP is January 2010 through December 2012, and the performance period for the 2009 LTIP is January 2009 through December 2011. The Compensation Committee established the following performance measures for the 2011 LTIP, the 2010 LTIP and the 2009 LTIP: return on equity, reserve replacement ratio and production growth. Each of these are metrics that the Company can manage and influence and which are critical drivers for current and future value growth of the Company.

Under the 2011 LTIP, the Compensation Committee established a percentage of base salary for each participant, based on the role performed by such participant for the Company, which percentage is multiplied by the participant’s base salary to derive a Long Term Incentive Value (“LTI Value”). The LTI Value is the “target” value amount which was awarded to each 2011 LTIP participant in the form of RSU’s and which corresponds to the number of shares of the Company’s common stock such participant is eligible to receive if the “target” level for all performance measures is met. The Compensation Committee also assigned to each participant in the 2011

LTIP threshold and maximum award levels for each performance measure in the event that actual Company performance is below or above the applicable target level. As with the AIP, threshold levels are set below those expected to be achieved, target levels are set at levels that are reasonably possible to be achieved, and maximum levels are set at levels that are considered difficult to be achieved.

During 2011, the Compensation Committee approved the award of an aggregate of 408,723 RSU’s to the Company’s officers and employees, representing less than 0.30% of the outstanding common shares on the dates the RSU’s were granted. The Company’s named executive officers were awarded an aggregate of 115,513 RSU’s during 2011, or 28% of the total RSU’s granted in fiscal 2011. All of the Company’s named executive officers who held their offices during 2011 received RSU’s during 2011. All RSU’s granted to the named executive officers in 2011 vest, if at all, in three years.

With respect to all LTIPs adopted, the contingent awards vest at the time the awards are paid, and participants must be employed by the Company when the awards are distributed in order to receive the award. If the participant is not employed on the distribution date, then he/she will not receive the award.

Benefits.    The Company provides benefits, or perquisites, that it believes are standard in the industry to its permanent, full-time employees, including its executive officers. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401(k) employee savings and protection plan. The costs of these benefits are paid for largely by the Company. The Company also matches employee deferral amounts up to a total of 5% of eligible compensation. The Company’s discretionary 401(k) contribution to each qualified participant was calculated based on 8% of the employee’s eligible salary during 2011. The Company pays all administrative costs to maintain the plan.

How elements of the Company’s compensation program are related to each other

The Company views the various components of compensation as related but distinct and believes the components emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to the Company’s long- and short-term financial and strategic goals. The Company’s compensation philosophy is designed to foster entrepreneurship at all levels of the organization and is focused on employee value and retention by making long-term equity-based incentives a significant component of executive compensation. The Company determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, and other considerations the Company deems relevant, such as rewarding extraordinary performance. The Company’s Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

2011 Advisory Vote on Executive Compensation

Last year, the Company offered its shareholders an opportunity for an advisory, non-binding vote on the Company’s executive compensation through the “say on pay” proposal. More than 98% of the Company’s shareholders that voted approved the Company’s compensation of its named executive officers. Due in part to this overwhelming level of shareholder support, the Compensation Committee left the Company’s executive compensation program unchanged.

Accounting and Tax Considerations

The Company has structured its compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified, deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. In addition, the Company reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when the Company believes that such payments are appropriate and in the best interest of the shareholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to the Company’s employees, including executive officers, and to the Company’s directors have been granted and reflected in the Company’s consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“FASB ASC 718”).

Compensation Practices and Enterprise Risk

The Company does not believe its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In addition, the Company believes that the mix and design of the elements of compensation do not encourage management to assume excessive risks.

Stock Ownership Policy

In February 2011, the Company adopted a share ownership policy requiring: Mr. Watford to own shares in the Company valued at five times (or more) his base salary; its Senior Vice Presidents to own Company shares valued at three times (or more) their base salary; the Company’s Vice Presidents to own Company shares valued at two times (or more) their base salary; and each of the Company’s directors to own Company shares valued at three times the value of their cash retainer. Newly-appointed executives and directors have five years to come into compliance with the policy’s guidelines. The CEO will address any shortfall of the required ownership levels on a case by case basis after consideration of the executive’s historical ownership, the reason for the shortfall and the expected period of time for restoring compliance.

Compensation Committee Report

The Company has reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in the Company’s year-end 2011 proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, the Company recommends to the Board of Directors that the compensation discussion and analysis referred to above be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2011 and the year-end 2011 proxy statement.

Compensation Committee:

Mr. W. Charles Helton (Chairman)

Mr. Stephen J. McDaniel

Mr. Roger A. Brown

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2011, 2010, and 2009, for the Company’s principal executive officer, the Company’s principal financial officer, and three additional executive officers who held their positions as of the end of 2011. The Company refers to these persons as “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation (4)($)	Total ($)
Michael D. Watford	2011	$725,000	$1,925,000	$3,081,250	—	—	—	$46,267	$5,777,517
Chairman, Chief Executive	2010	$725,000	$1,750,000	$2,900,000	—	—	—	$31,997	$5,406,997
Officer and President	2009	$725,000	$2,000,000	$3,800,000	—	—	—	$31,989	$6,556,989

Marshall D. Smith	2011	$375,000	$700,000	$937,500	—	—	—	$50,215	$2,062,715
Senior Vice President and Chief	2010	$320,000	$500,000	$800,000	—	—	—	$35,080	$1,655,080
Financial Officer	2009	$275,000	$550,000	$2,417,500	—	—	—	$31,989	$3,274,489

William R. Picquet	2011	$400,000	$825,000	$1,000,000	—	—	—	$46,017	$2,271,017
Senior Vice President,	2010	$345,000	$550,000	$862,500	—	—	—	$33,814	$1,791,314
Operations	2009	$300,000	$600,000	$2,515,000	—	—	—	$31,989	$3,446,989

C. Bradley Johnson(5)	2011	$240,000	$320,000	$300,000	—	—	—	$49,565	$909,565
Vice President, Reservoir	2010	$—	$—	$—	—	—	—	$—	$—
Engineering and Development	2009	$—	$—	$—	—	—	—	$—	$—

Stuart E. Nance(6)	2011	$190,000	$70,000	$152,000	—	—	—	$37,429	$449,429
Vice President, Marketing	2010	$190,000	$50,000	$237,500	—	—	—	$24,847	$502,347
	2009	$190,000	$180,000	$450,000	—	—	—	$31,989	$851,989

(1)	The amounts in this column represent bonuses earned in 2011, 2010 and 2009, respectively, under the AIP.

(2)	The amounts in this column relate to total estimated payouts earned during 2011, 2010 and 2009, respectively, under the Company’s LTIP described in “Compensation Discussion and Analysis.” Actual awards under the LTIP are not payable to the named executive officers until after the end of the three-year performance cycle and adequate time has elapsed to allow for performance measurement. The dollar amounts stated for stock awards are based on the probable outcome at the grant date and reflect the aggregate compensation cost to be recognized over the service period determined at the grant date in accordance with FASB ASC 718. The assumptions utilized in the calculation of these amounts are set forth in Footnote 7 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2011.

The amounts reflected for the years ended December 31, 2011, 2010 and 2009 assume that the target level of performance conditions will be achieved. If the Company ultimately attains the maximum or threshold performance objectives, the associated aggregate compensation, estimated at the grant date, is estimated in the table below. If the actual performance is below the threshold performance objectives, the resulting award may be zero.

	2011 LTIP ($)	2010 LTIP ($)	2009 LTIP ($)
Michael D. Watford
Threshold	$1,540,625	$1,450,000	$1,900,000
Maximum	$4,621,875	$4,350,000	$5,700,000
Marshall D. Smith
Threshold	$468,750	$400,000	$1,208,750
Maximum	$1,406,250	$1,200,000	$3,626,250
William R. Picquet
Threshold	$500,000	$431,250	$1,257,500
Maximum	$1,500,000	$1,293,750	$3,772,500
C. Bradley Johnson
Threshold	$150,000	$110,000	$215,000
Maximum	$450,000	$330,000	$645,000
Stuart E. Nance
Threshold	$76,000	$118,750	$225,000
Maximum	$228,000	$356,250	$675,000

(3)	The named executive officers receive no benefits from the Company under defined pension or defined contribution plans.

(4)	Unless otherwise indicated, the amounts in this column consist of matching and discretionary contributions under the Company’s 401(k) plan and the value of certain other benefits received by the named executive officer. These other benefits include health insurance and life insurance premiums paid on behalf of the named executive officers.

(5)	Mr. Johnson became an officer of the Company during January 2011.

(6)	Mr. Nance resigned from the Company effective March 28, 2012.

Grants of Plan-Based Awards

The following table sets forth specific information with respect to each equity grant made during 2011 under any Company plan to a named executive officer who held his position at the end of the year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Watford	02-16-2011	—	—	—	32,530	65,060	97,590	—	—	—	$3,081,250
Marshall D. Smith	02-16-2011	—	—	—	9,898	19,795	29,693	—	—	—	$937,500
William R. Picquet	02-16-2011	—	—	—	10,557	21,115	31,672	—	—	—	$1,000,000
C. Bradley Johnson	02-16-2011				3,167	6,334	9,502				$300,000
Stuart E. Nance	02-16-2011	—	—	—	1,605	3,209	4,814	—	—	—	$152,000

(1)	All RSU’s granted to the named executive officers in 2011 were awarded under the 2005 Stock Incentive Plan and have an award price based on the fair market value of the Company’s common shares on the date of grant. The fair market value, as described in the 2005 Stock Incentive Plan, is the average high and low price of the Company’s shares on the date of grant.

Represents potential payouts under the Company’s 2011 LTIP common share awards for the three-year period ending December 2013. Pursuant to the LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2011. Awards are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” The assumptions utilized in the calculation of these amounts are set forth in Footnote 7 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011.

Employment Agreements

The Company is party to an employment agreement with Mr. Watford, the Company’s Chairman, President and Chief Executive Officer, which became effective February 1, 2007. The agreement had an initial term of three years, which automatically extends for successive one-year periods unless the Company notifies Mr. Watford at least ninety days before the term ends of its intention not to renew the agreement. For each one-year extension, the terms of employment are subject to approval by the Company and Mr. Watford. The Company and Mr. Watford agreed to terms of employment for a one-year period starting February 2012.

Under the agreement, Mr. Watford’s base salary is reviewed by the Company’s Compensation Committee annually for appropriate increases based on Mr. Watford’s performance and the then current market conditions for comparable positions. Mr. Watford also participates in the Company’s annual incentive and long-term incentive compensation plans. In addition, the agreement provides that any such plans the Company adopts in the future will be at least as favorable to Mr. Watford as the plans in effect when the agreement was signed. Mr. Watford prepares the applicable performance targets, goals and rewards under such plans for review and approval by the Company’s Compensation Committee. The Company provides Mr. Watford an automobile and reimburses him for reasonable business expenses. Mr. Watford is also entitled to participate in any life insurance, disability and health insurance plans maintained by the Company during the term of the agreement.

The Company may terminate the agreement at any time for any reason or for just cause. Just cause is defined as a breach of the agreement by Mr. Watford or the commission by Mr. Watford of certain illegal acts. Additionally, Mr. Watford may terminate the agreement within two years after any of the following: (i) assignment to Mr. Watford of duties inconsistent with his position at the Company as of the date of the agreement; (ii) a change of control of the Company; (iii) the Company’s failure to continue to provide Mr. Watford the level of compensation to which he is entitled as of the date of the agreement; (iv) the Company requiring Mr. Watford to relocate outside of Houston, Texas; or (v) breach of the agreement by the Company.

If the agreement is terminated other than for just cause, if the Company fails to extend it at the end of the initial term or any one-year extension, or if the Company and Mr. Watford are unable to agree on the terms of employment for any one-year extension, the Company is required to pay Mr. Watford a lump sum equal to his most recent annual salary plus his most recent bonus under the AIP. In addition, all of Mr. Watford’s unvested equity awards will immediately vest upon such termination (or expiration), and be exercisable for one year. The Company has also agreed to indemnify Mr. Watford for liabilities to which he may be subject as a result of acting as an officer of the Company or any of its subsidiaries, and to maintain director and officer liability insurance coverage.

Equity Incentive Plan Awards

Terms of Option Grants

The Company’s incentive compensation plans are administered by the Compensation Committee of the Board of Directors as the “Plan Administrator.” The Plan Administrator may make awards of shares to employees, directors, officers and consultants of the Company as long as the aggregate number of common shares issuable to any one person pursuant to incentives does not exceed 5% of the number of common shares outstanding at the time of the award. In addition, no participant may receive during any fiscal year awards of incentives covering an aggregate of more than 500,000 common shares. The Plan Administrator determines the vesting requirements and any vesting restrictions or forfeitures that occur in certain circumstances. Incentives may not have an exercise period longer than 10 years. The exercise price of the shares may not be less than the fair market value of the common shares at the time of award, where “fair market value” means the average high and low trading price of the common shares on the date of the award. In the event of a change of control or termination upon change of control of the Company, all outstanding awards are paid at maximum levels in cash.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specific information with respect to unexercised options, unvested share and equity incentive plan awards for each named executive officer outstanding as of December 31, 2011.

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael D. Watford	26,118			$63.05	03-30-16
	36,585			$51.60	02-16-17
	26,557			$75.18	02-18-18
								100,000	(1)	$3,800,000	(1)
								63,652	(2)	$2,900,000	(2)
								65,060	(3)	$3,081,250	(3)
Marshall D. Smith	225,000			$33.57	07-18-15
	6,895			$63.05	03-30-16
	9,350			$51.60	02-16-17
	6,787			$75.18	02-18-18
								63,618	(1)	$2,417,500	(1)
								17,559	(2)	$800,000	(2)
								19,795	(3)	$937,500	(3)

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William R. Picquet	200,000			$40.34	08-16-15
	7,052			$63.05	03-30-16
	9,553			$51.60	02-16-17
	7,819			$75.18	02-18-18
								66,184	(1)	$2,515,000	(1)
								18,931	(2)	$862,500	(2)
								21,115	(3)	$1,000,000	(3)
C. Bradley Johnson	40,000			$52.77	09-29-18
								11,316	(1)	$430,000	(1)
								4,829	(2)	$220,000	(2)
								6,334	(3)	$300,000	(3)
Stuart E. Nance	2,024			$63.05	03-30-16
	4,065			$51.60	02-16-17
	3,320			$75.18	02-18-18
								11,842	(1)	$450,000	(1)
								5,213	(2)	$237,500	(2)
								3,209	(3)	$152,000	(3)

(1)	Represents potential payouts under our 2009 LTIP for the three-year period ending December 2011. Pursuant to the 2009 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2009. Awards vest and are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, we anticipate that awards will be paid at the maximum level.

(2)	Represents potential payouts under our 2010 LTIP for the three-year period ending December 2012. Pursuant to the 2010 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2010. Awards vest and are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, we anticipate that awards will be paid at the maximum level.

(3)	Represents potential payouts under our 2011 LTIP for the three-year period ending December 2013. Pursuant to the 2011 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2011. Awards vest and are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, we anticipate that awards will be paid at the maximum level.

Option Exercises and Stock Vested

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2011 for each named executive officer on an aggregated basis.

	Option Awards		Share Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Michael D. Watford	500,000	$16,677,500	20,393	$923,819
Marshall D. Smith	—	$—	5,834	$264,301
William R. Picquet	—	$—	6,595	$298,754
C. Bradley Johnson	—	$—	854	$38,652
Stuart E. Nance	65,200	$2,078,373	3,281	$148,639

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(2)	Relates to the payout of the 2008 LTIP and 2008 Best in Class in common shares of the Company during the first half of 2011.

Potential Payouts Upon Change of Control and Termination

The Company’s named executive officers are entitled to severance benefits in the event their employment with the Company is involuntarily terminated other than for cause or is voluntarily terminated for good reason within two years of a change of control. Based on a hypothetical termination date of December 31, 2011, the change of control payments to the Company’s current named executive officers would have been as follows:

	Mr. Watford(2)	Mr. Smith	Mr. Picquet	Mr. Johnson	Mr. Nance
Base Salary	$1,812,500	$750,000	$800,000	$480,000	$380,000
Bonus	4,812,500	1,400,000	1,650,000	640,000	140,000
Health & Welfare Benefits	42,132	37,072	28,676	37,072	25,800
Additional Retirement Benefits	—	—	—	—	—
Perquisites	—	—	—	—	—

Subtotal	$6,667,132	$2,187,072	$2,478,676	$1,157,072	$545,800
Fair market value of accelerated equity compensation(1)	14,671,875	6,232,500	6,566,250	1,425,000	1,259,250
Tax gross-up	—	—	—	—	—

TOTAL	$21,339,007	$8,419,572	$9,044,926	$2,582,072	$1,805,050

(1)	Includes the 2009, 2010, and 2011 LTIP amounts estimated at maximum levels.

(2)	The base salary and bonus are calculated based on Mr. Watford’s employment agreement which was in effect on December 31, 2011. See “Employment Agreements.” The health and welfare benefits are assumed to continue for three years as provided in the employment agreement and are calculated using 2011 amounts.

For the Company’s executive officers (other than the Company’s CEO whose severance benefits are set forth in his employment agreement) the Company provides for: (i) a lump sum severance payment equal to two times the executive’s base salary plus the maximum bonus opportunity under the AIP; (ii) continuation of life and health insurance benefits for two years at existing group rates; (iii) immediate vesting of all share options awards which are exercisable for one year following termination; and (iv) immediate vesting of all LTIP awards at maximum levels.

A change of control is generally defined as:

•

The acquisition by an individual, entity or group of beneficial ownership of 35% or more of either (x) the then outstanding common shares of the Company, or (y) the combined voting power of the then outstanding voting securities of the Company. An acquisition directly from the Company, by the Company or by an employee benefit plan sponsored by the Company would not constitute a change of control.

•

Where individuals who constitute the Board of Directors of the Company, including new board members approved by the incumbent Board, cease for any reason to constitute at least a majority of the Board.

•

The consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, unless following such business combination current beneficial owners own at least 50.1% of the combined voting power of the combined company.

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Good reason includes a reduction in the officer’s base salary, diminution of duties or relocation greater than 50 miles without consent.

Director Compensation

During 2011, non-employee directors were paid an annual retainer of $90,000 and received common shares equivalent to $175,000 granted under the 2005 Stock Incentive Plan. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as directors. The following table shows compensation paid to each director of the Company who served during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
W. Charles Helton	$90,000	$175,000	—	—	—	—	$265,000
Robert E. Rigney(3)	$90,000	$175,000	—	—	—	—	$265,000
Roger A. Brown	$90,000	$175,000	—	—	—	—	$265,000
Stephen J. McDaniel(4)	$105,000	$175,000	—	—	—	—	$280,000

(1)	Represents the grant date fair value of 3,675 common shares on the grant date of June 1, 2011.

(2)	At December 31, 2011, none of the Company’s outside directors had stock or option awards outstanding.

(3)	On November 2, 2011, Mr. Rigney submitted his resignation to the Board of Directors. Mr. Rigney’s departure was not related to any disagreement with the Company or the Company’s operations, policies or practices.

(4)	Includes $15,000 paid to Mr. McDaniel for chairing the Company’s Audit Committee.

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

The Company has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of the Company’s shareholders. The Company periodically reviews its corporate governance policies and practices and compares them to those suggested by various authorities in corporate governance and to the practices of other public companies. The Company also continuously reviews the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules of the Securities and Exchange Commission and all new and proposed listing and compliance standards of the NYSE.

Corporate Governance Guidelines.    The Company’s Board adopted the Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities. These Guidelines are interpreted in the context of all applicable laws and the Company’s Certificate of Continuance, Articles of Incorporation, By-laws and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are available free of charge to the public on the Company’s website at http://www.ultrapetroleum.com. You may also request a copy of these Guidelines at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Code of Business Conduct and Ethics.    In February 2003, the Company’s Board adopted a Code of Business Conduct and Ethics which applies to all of its directors, officers and employees. In connection with the listing of the Company’s shares on the NYSE, the Code of Business Conduct and Ethics was amended by the Board in August 2008 to comply with the requirements of the NYSE. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available free of charge on the Company’s website at http://www.ultrapetroleum.com. You may also request a copy of the Code of Business Conduct and Ethics at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on the Company’s website.

Mandate of the Board and Role in Risk Oversight

The Company’s Board of Directors has explicitly acknowledged responsibility for the management of the business and affairs of, and to act with a view to the best interests of, the Company. The mandate of the Board includes, among other matters: (a) the adoption of a strategic planning process; (b) the assessment of management performance, considering succession planning, and taking responsibility for appointing, training and monitoring senior management; (c) establishing a policy to facilitate communications with shareholders and others involved with the Company; and (d) addressing the integrity of the Company’s internal control and management information systems.

While the Company’s full board of directors, with input from each of its committees, oversees the Company’s management of risks, the Company’s management team is responsible for the day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of its overall control environment and controls in selected areas representing significant financial and business risk. The audit committee receives reports from management at least quarterly regarding management’s assessment of various risks and considers the impact of risk on the Company’s financial position and the adequacy of its risk-related internal controls. In addition, each of the committees of the Board of Directors as well as senior management reports regularly to the full Board regarding risks facing the Company and the steps taken to mitigate those risks.

The Company’s Board of Directors met formally four times during the fiscal year ended December 31, 2011. During that fiscal year, all directors attended 100% of the total number of meetings of the Board of

Directors. Each committee member attended 100% of the total number of meetings held by all committees on which he served. One of the Company’s directors attended its annual meeting in 2011. The Company does not currently have a formal policy regarding directors attending the annual meeting.

Board Composition and Independence from Management

The Board has determined that three of the four current directors, Mr. Helton, Mr. McDaniel and Mr. Brown, and three of the four nominated directors, Mr. Helton, Mr. McDaniel and Mr. Brown, are “independent directors” pursuant to the corporate governance standards for companies listed on the NYSE. It is a policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be “independent,” the Board affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment. The director may not be an officer or other employee of the Company or any parent or subsidiary and may not have served in such capacity during the past three years. In addition, a director will not be deemed independent if he or she:

•

Has accepted or has an immediate family member who has accepted any payments from the Company or any parent or subsidiary of the Company in excess of $120,000 during the current or any of the past three years. Compensation for board service, payments arising solely from investments in the Company’s securities, compensation paid to an immediate family member who is a non-executive employee of the Company or of a parent or subsidiary of the Company, compensation received for former service as an interim Chairman or CEO, or benefits under a tax-qualified retirement plan or non-discretionary compensation are not included in the $120,000.

•

Is an employee of, or has an immediate family member who is an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 2% of the organization’s consolidated gross revenues for that year, or $1,000,000, whichever is more, in any of the most recent three fiscal years.

•	Is an immediate family member of an individual who is or has been employed by the Company or any parent or subsidiary of the Company as an executive officer during any of the past three years.

•	Is an executive officer of another entity where any of the Company’s executive officers serve on the compensation committee.

•

Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Consistent with NYSE requirements and to promote open discussion among the Company’s non-management directors, the Company’s non-management directors meet in separate executive (private) sessions following each regularly scheduled meeting of the Board. The Chairman of such executive sessions, as elected by the independent directors, is Mr. Helton, and he presides at executive sessions of the Company’s Board.

Board of Directors’ Leadership Structure

Michael D. Watford is Chief Executive Officer, and Chairman of the Board of Directors of the Company. He has served the Company in those positions since January 1999, during which period the Company and its shareholders have enjoyed tremendous success. Mr. Watford is also the Company’s largest individual shareholder, controlling over 3.7 million of the Company’s common shares. It is Mr. Watford’s opinion, an opinion shared by the Company’s full Board of Directors, that the Company’s largest individual shareholder and chief executive who is active in the business, as is currently the case and has been the case with Mr. Watford for more than the past 13 years, should hold both roles. In addition, the Board of Directors believes the Company benefits because the Company’s leadership structure (combined Chairman/CEO position, experienced independent directors and Board committees, and regular executive sessions of the non-management directors) provides a strong, unified leadership for the Company’s management team and the Board. The Board of Directors has not named a lead independent director.

Communication with the Board of Directors

In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Chairman of the Company’s Audit Committee or with the non-management directors of the Company as a group by written communications addressed in care of Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, Texas 77060.

All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (i) does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Committees

The Company’s Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. Each committee will perform its duties as assigned by the Board of Directors in compliance with the Company’s by-laws. The committees and their mandates are outlined below.

Audit Committee.    The purpose of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements and disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors, (iv) the performance of the Company’s internal audit function and independent auditors, (v) the Company’s internal control systems, and (vi) the Company’s procedures for monitoring compliance with the Company’s Code of Business Conduct and Ethics.

The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the independent auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

The Audit Committee has sole responsibility for retaining, dismissing and compensating the Company’s independent auditors. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

All requests or applications for the independent auditor to provide services to the Company must be submitted to the Audit Committee by the independent auditor and management and must state whether, in the view of the submitting party, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent auditor becomes aware that any services are being, or have been, provided by the independent auditor to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee is comprised of Messrs. McDaniel, Helton and Brown. The Board of Directors has affirmatively determined that each of the members is financially literate and is “independent” for purposes of NYSE rules applicable to members of the audit committee, meaning that the director has no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Additionally, the Board of Directors has determined that Mr. McDaniel is an “audit committee financial expert.”

The Audit Committee held four meetings during 2011. All members of the Audit Committee attended the meetings. The Audit Committee Charter is available free of charge to the public on the Company’s website at http://www.ultrapetroleum.com. You may also request a copy of the Audit Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Compensation Committee.    The purpose of the Compensation Committee is to (i) assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the compensation of the Company’s Chief Executive Officer and other executives, (ii) approve and administer the Company’s long-term incentive compensation plans, (iii) establish targets and measure performance against those targets, and (iv) prepare an annual report on executive compensation. During 2011, the members of this Committee were Messrs. Helton, McDaniel, and Brown as well as Mr. Robert E. Rigney until his resignation in November 2011. The Board of Directors has determined that each of the members is independent for purposes of New York Stock Exchange rules. The Compensation Committee held two meetings during 2011. All members of the Compensation Committee attended the meetings. The Compensation Committee Charter is available free of charge to the public on the Company’s website at http://www.ultrapetroleum.com. You may also request a copy of the Compensation Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Nominating and Corporate Governance Committee.    The purpose of the Nominating and Corporate Governance Committee (“Nominating Committee”) is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board. The Board of Directors has determined that each of the members is independent for purposes of NYSE rules. This Committee is comprised of Messrs. Brown, McDaniel and Helton. The Nominating Committee met two times during 2011 and all members of the committee attended the meetings. In accordance with the Company’s Corporate Governance Principles and with the Nominating Committee’s Charter, the Nominating

Committee performs the functions listed above, which includes an assessment of whether the Board of Directors of the Company has the necessary diversity of skills, backgrounds, and experiences to meet the Company’s ongoing needs. The Nominating Committee Charter is available free of charge to the public in print or on the Company’s website at http://www.ultrapetroleum.com. You may also request a copy of the Nominating Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Identifying and Evaluating Nominees for Directors.

The Board of Directors has established certain criteria that it and the Nominating Committee use as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (i) personal characteristics, including such matters as integrity, age, education, financial independence, diversity of background, gender and ethnic diversity, skills and experience, absence of potential conflicts of interest with the Company or its operations, willingness to exercise independent judgment, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (ii) experience in corporate management; (iii) experience as a board member of another company; (iv) practical and mature business judgment; and (v) in the case of an incumbent director, such director’s past performance on the Board. The criteria are not exhaustive and the Board of Directors and the Nominating Committee may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Company’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors and the Nominating Committee also consider candidates with appropriate non-business backgrounds.

The Board of Directors and the Nominating Committee believe that, based on their knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Board not to accept unsolicited nominations from shareholders. In making its nominations, the Board and the Nominating Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. As to new candidates, the Board and the Nominating Committee members discuss among themselves and members of management their respective recommendations. The Board and the Nominating Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, seek input from industry experts or analysts and commission a formal director search to help it identify qualified candidates. The Board and the Nominating Committee review the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Board and the Nominating Committee evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Board of Directors slates the nominees. The Nominating Committee, and the Board as a whole, believes each slated nominee possesses some or all of the desired qualifications and attributes.

In the section below entitled “Proposal 1 — Election of Directors,” biographical information is furnished with respect to each of the nominees for election at the upcoming Annual Meeting, together with a discussion of each nominee’s experience, qualifications and attributes or skills that led the Company to conclude such nominee should serve the Company as a director.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks nor insider (employee) participation during 2011.

Certain Transactions

In the ordinary course of the Company’s business, the Company purchases products or services from, or engages in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of the Company’s Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions.

The Company reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company has developed and implemented processes and controls to obtain information from its directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s annual proxy statement. In addition, the Company’s Nominating and Corporate Governance Committee or the Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Related Party Transactions.

Other than as described below, since the beginning of fiscal year 2011, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

Because of the remoteness of the Company’s properties and the lack of timely commercial air flights, in 2008, the Company’s wholly-owned subsidiary, Ultra Resources, Inc. joined a limited liability company, Falcon Point Aviation LLC, formed by one of the Company’s former directors, Robert E. Rigney, for the purpose of purchasing an aircraft. As a result of its investment of $2.65 million, Ultra Resources owns a 50% interest in Falcon Point. Mr. Rigney owns the remaining 50% of Falcon Point and is the controlling member. Under the terms of the limited liability company agreement for Falcon Point, each member pays a usage fee and a portion of the fixed costs associated with the ownership of the airplane based on its respective usage. The usage fee and fixed costs assessed includes the cost of fuel consumed, state use tax, pilot expenses, landing fees, maintenance expenses, and any other miscellaneous expenses incurred by the member incident to its use of the aircraft. During 2011, the Company paid $509,121 for these expenses. In light of Mr. Rigney’s resignation from the Company’s Board of Directors in November 2011, for 2012 and subsequent years, the Company’s ownership in Falcon Point will no longer be considered a related party transaction.

PROPOSAL 1

ELECTION OF DIRECTORS

Each director of the Company is elected annually and holds office until the next annual meeting of the shareholders unless that person ceases to be a director before then. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed. Each incumbent director identified in the table below was nominated by the Nominating and Corporate Governance Committee of the Company’s Board of Directors as a nominee for election as director of the Company. Each of the nominees has consented to be nominated and have expressed their intention to serve if elected. Management does not contemplate that any of the nominees set out below will be unable to serve as a director. All officers and directors of the Company, including the nominees, are United States citizens.

Directors and Executive Officers

The following table provides information with respect to the directors and nominees for director and the executive officers of the Company as of December 31, 2011. Please refer to the “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management” table for a summary of the number of common shares owned by each of the Company’s current directors and executive officers who held their positions at the end of 2011. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

Name	Age	Position with the Company	Position Since
Michael D. Watford	58	Chairman of the Board, CEO, President and Director (Nominee)	1999
W. Charles Helton	70	Director (Nominee)	1994
Stephen J. McDaniel	50	Director (Nominee)	2006
Roger A. Brown	67	Director (Nominee)	2007
Marshall D. Smith	52	Senior Vice President and Chief Financial Officer	2005
William R. Picquet	60	Senior Vice President, Operations	2005
C. Brad Johnson	40	Vice President, Reservoir Engineering and Development	2011
A. Kent Rogers	55	Vice President, Drilling and Completions	2012
Douglas B. Selvius	53	Vice President, Exploration	2012

Mr. Michael D. Watford was appointed Chairman, President and Chief Executive Officer, of Ultra Petroleum Corp. in 1999. In his fourteen year tenure with Ultra Petroleum, he has led a successful restructuring of the Company and has subsequently grown its proved reserve asset base from 0.5 Tcfe to approximately 5.0 Tcfe while the market value of the enterprise has increased from $50.0 million to $5.5 billion with consistent growth in profits. Mr. Watford has enjoyed a full range of industry experiences while working over his 37 year career for a number of energy companies including Shell Oil, Superior Oil, Meridian Oil (Burlington Resources), Torch Energy, and Nuevo Energy. Prior to joining Ultra Petroleum, Mr. Watford was Chief Executive Officer of Nuevo Energy Company for three and one-half years where he led the company’s growth in market value from $200.0 million to over $1.0 billion. Mr. Watford attended the University of Florida where he earned his undergraduate degree in Finance in 1975. While working for Shell Oil, he attended night school at the University of New Orleans where he earned his MBA in 1978. Previously, Mr. Watford served as a Director on the Boards of Southern Minerals, Nuevo Energy, and Bellwether Exploration. He has exploration and production experience domestically and internationally and was briefly involved in coal-mining. He has worked in the downstream refinery and chemicals business and managed product marketing, processing, and pipeline businesses. Currently, he serves as Vice-Chairman of the Independent Petroleum Association of America; on the Boards of Valerus and

America’s Natural Gas Alliance; in addition, he is a member of the National Petroleum Council, an oil and natural gas advisory committee to the Secretary of Energy. Mr. Watford is the largest individual shareholder of Company stock.

Mr. W. Charles Helton has been a director of the Company since August 1994. Mr. Helton is a medical doctor and has been the President, Chief Financial Officer and a director of Enterprise Exploration & Production Inc., a private oil and gas exploration and development company, for more than the past five years. Mr. Helton has extensive historical knowledge about the Company. The Company values Mr. Helton’s participation on the Board because of the business skills and insights he has acquired as a result of his broad and diverse success in a variety of business activities throughout his career and because of his strong leadership skills resulting from his serving in many different operational, management and governance roles in the health care industry.

Mr. Stephen J. McDaniel has been a director of the Company since July 2006. Mr. McDaniel is currently Chairman of the Board of Directors of Midstates Petroleum Company, a position he has held since March 2011. Prior to that time, he served as Midstates Petroleum’s President and Chief Executive Officer from August 2008 until March 2011, and he was its President and Treasurer for several years before that. Mr. McDaniel also spent seven years with Merrill Lynch in the oil and gas investment banking group in Houston, Texas, holding the position of Managing Director when he left the banking industry in 2004. He began his investment banking career with Gordon Capital Corporation and Midland Walwyn Capital, Inc., both Canadian firms. Mr. McDaniel started his career with Conoco, Inc. in 1983 in various engineering, operations and business development positions in domestic and international operations. Because of his extensive oil and gas, energy investment banking and engineering experience, including his financial and management expertise, the Company believes Mr. McDaniel is a valuable member of the Board.

Mr. Roger A. Brown has been a director of the Company since October 2007. Prior to his retirement in 2007, Mr. Brown was Vice President-Strategic Initiatives for Smith International, Inc. from 2005 to 2007 and President of Smith Technologies, a division of Smith International, Inc., from 1998 to 2005. Before starting his thirty year career in oilfield services, Mr. Brown was a practicing attorney for eight years. He holds a Bachelor of Science, Economics, History and Political Science and a Juris Doctorate all from the University of Oklahoma. Mr. Brown currently serves on the board of directors of McDermott International, Inc., where he is a member of its Compensation Committee and the Chairman of its Governance Committee, and on the board of directors of Boart Longyear, where he is a member of its Remuneration and Nomination Committee and its Environmental, Health & Safety Committee. The Company values Mr. Brown’s directorship because of his legal background and his public company board and oil and gas services company executive experience.

Mr. Marshall D. Smith has been Senior Vice President since January 2011 and Chief Financial Officer since July 2005. Mr. Smith has over 30 years of progressive experience in a multitude of disciplines within the energy industry including operations, strategic planning, corporate finance and business development. Early in his career, Mr. Smith was a practicing Petroleum Engineer for both major and independent oil companies and later focused his career on mergers, acquisitions and corporate finance advisory assignments in the energy sector. From 2001 to 2002, Mr. Smith served as the Chief Financial Officer at Gulf Liquids, Inc. Mr. Smith was the Vice President of Business Development at J.M. Huber Energy from 2002 to 2004. From 2004 until joining the Company in July 2005, Mr. Smith served as the Vice President of Upstream Business Development at Constellation Energy.

Mr. William R. Picquet has been Senior Vice President of Operations since January 2011 and was Vice President of Operations from August 2005 to January 2011. Mr. Picquet has over 30 years of industry experience in all aspects of operations and engineering in major North American producing basins. He has worked for various exploration and production companies serving in engineering and management capacities. Mr. Picquet served as the President and Chief Executive Officer of Advantage Energy Services Ltd. from 1997 to 2001 and as the Managing Director of Waterous & Co. from 2002 to 2003. From 2003 to March 2005, Mr. Picquet served as the Chief Executive Officer and was on the Board of Governors of M3 Energy, LLC through 2009. Just prior to joining the Company, Mr. Picquet was the Senior Vice President of Operations and Engineering at Mission Resources Company, serving in that role from March 2005 to August 2005.

Mr. C. Bradley Johnson joined Ultra in 2008 as Director of Reservoir Engineering and Planning and has been Vice President, Reservoir Engineering and Development, since January 2011. He has over 17 years of industry experience in operations, engineering, acquisitions, project management and corporate planning. Mr. Johnson has also led multi-discipline teams that have included engineering, geology, geophysics and land professionals. Prior to joining Ultra, Mr. Johnson was employed by Anadarko Petroleum for 13 years where he served in various engineering and leadership roles in several assets located in onshore North America, shelf and deepwater Gulf of Mexico and in Algeria. Mr. Johnson earned a Bachelor of Science in Petroleum Engineering from Texas A&M University and a Masters of Science in Petroleum Engineering from the University of Texas. He is a member of the Society of Petroleum Engineers and is a licensed professional engineer in Texas, Colorado, Wyoming and Pennsylvania.

Mr. A. Kent Rogers joined Ultra Petroleum in 2005 as Senior Drilling Engineer earning roles with increasing responsibility culminating in his appointment to Vice President, Drilling and Completions effective January 2012. He has over 32 years of industry experience in all aspects of oil and gas operations in both domestic and international producing basins. He obtained a Bachelor of Science in Petroleum Engineering from the University of Oklahoma and is a member of the Society of Petroleum Engineers.

Mr. Douglas B. Selvius joined Ultra Petroleum in 2010 as Director Exploration. Effective January 2012, he was appointed Vice President, Exploration overseeing the Geologic and Geophysical functions, as well as the Land and New Ventures groups. He has over 29 years of exploration and production experience in conventional and unconventional plays across North America, the Gulf Coast, and the Gulf of Mexico. Throughout his career, Mr. Selvius has served in multiple operational and managerial roles at both major and independent exploration and production companies. Prior to joining Ultra, he spent six years leading SM Energy’s Gulf Coast exploration effort focused on the Eagle Ford play in South Texas. He earned a Bachelor of Science in Biology from Calvin College, and a Masters of Science in Geology from the University of Michigan.

The Company’s Board recommends that shareholders vote “FOR” the nominees for director herein listed. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed at the Annual Meeting.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

On February 13, 2012, the Audit Committee of the Board of Directors voted to appoint Ernst & Young LLP to serve as the Company’s independent auditor for the fiscal year ending December 31, 2012. Under Yukon law, the appointment of the independent auditor is subject to shareholder approval and, accordingly, the Audit Committee’s appointment is subject to the receipt of such approval at the Annual Meeting.

Representatives of Ernst & Young LLP may attend the Annual Meeting. The representatives may make a statement if they so desire and, if they attend, will be available to respond to appropriate questions of the shareholders.

The Company’s Board recommends that shareholders vote “FOR” the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2012. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the appointment of Ernst & Young LLP as the auditors of the Company at the Annual Meeting.

Principal Accountants Fees and Services

The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Ernst & Young LLP during those years.

	2011	2010
Audit Fees	$1,075,000	$1,075,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	$30,000

Total	$1,075,000	$1,105,000

Audit Fees.    Fees paid for professional services rendered by Ernst & Young LLP related to the audit of the Company’s annual financial statements and review of the quarterly financial statements, including out-of-pocket expenses, as well as the related attestation of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404.

Audit Related Fees.    There were no audit related fees paid to Ernst & Young LLP in 2011 or 2010.

Tax Fees.    The Company has elected not to use its current principal accountant for tax services.

All Other Fees.    The fees for products and services provided by Ernst & Young LLP, other than those reported above.

All of the services provided by the Company’s independent auditors during 2011 and 2010 were pre-approved by the Audit Committee. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the Company’s independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company’s audited financial statements at, and for the year ended, December 31, 2011 with management and the Company’s independent auditors and recommended to the Company’s Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for 2011. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with the Company’s independent auditors, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61; receipt from Ernst & Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); discussions with Ernst & Young LLP regarding its independence from the Company and its management; and Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Mr. Stephen J. McDaniel, Chairman
Mr. W. Charles Helton
Mr. Roger A. Brown

PROPOSAL 3

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Company is providing its shareholders with an advisory (non-binding) vote on the compensation of its named executive officers (sometimes referred to as “say on pay”).

The Company encourages shareholders to read the “Compensation Discussion and Analysis” and “Executive Compensation and Other Related Information” sections of this proxy statement for a detailed discussion of its compensation programs and policies, the compensation and governance-related actions taken by the Company during 2011 and the compensation awarded to its named executive officers. The Company is focused on compensating its named executive officers fairly and in a manner that promotes its compensation philosophy as described in the “Compensation Discussion and Analysis” section of this proxy statement.

The Board of Directors believes the Company’s executive compensation program satisfies these objectives, properly aligns the interests of the Company’s executive officers with shareholders’ interests, and is worthy of shareholder support.

Accordingly, the Board recommends shareholders vote in favor of the following resolution:

Resolved, the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion, in the Company’s most recent proxy statement.

This is an advisory vote; it is not binding on the Board or the Company. Although this vote is advisory, the Board and the Compensation Committee, which is comprised entirely of independent directors, will review the results of the vote and take the results of the vote into consideration in future executive compensation decisions.

In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted “FOR” the resolution at the Annual Meeting.

PROPOSAL 4

VOTE TO APPROVE THE MATERIAL TERMS OF THE

EXECUTIVE OFFICER PERFORMANCE GOALS

The Board is asking the Company’s shareholders to approve the material terms of the performance goals that may apply to performance-based incentive compensation awards granted by the Company in order to maximize the federal income tax deduction available to the Company for performance-based incentive compensation awards it pays its executive officers. The material terms of the performance goals the Board is asking the shareholders to approve in this proxy statement have been previously approved by the shareholders, but the material terms need to be approved again in order to satisfy one of the requirements of Section 162(m) of the Internal Revenue Code (the “Code”).

As noted in the “Compensation Discussion and Analysis” section above, Section 162(m) of the Code limits the amount of federal income tax deduction available to public companies for certain compensation expenses paid to certain executive officers unless certain requirements, including periodic shareholder approval of the material terms of the executive officer performance goals in the Company’s incentive compensation plans, are satisfied. As a result, if the Company’s shareholders do not approve the material terms of the executive officer performance goals in the Company’s incentive compensation plans as proposed by the Board in this proxy statement, the Company may not be able to take a federal income tax deduction for all of the compensation it pays its executive officers (other than the CFO) in the future. However, if the shareholders do vote to approve the material terms of the performance goals, the limitation on the amount of federal income tax deduction available to the Company will not apply to any compensation that is “qualifying performance-based compensation” under the requirements of Section 162(m) of the Code.

The performance goals addressed in this proposal apply to any incentive compensation awards made by the Company, including cash bonuses paid to the Company’s executive officers under its Annual Incentive Plans and restricted share units (RSU’s) granted to the Company’s executive officers under its Long-Term Incentive Plans. The performance goals the Board is asking the shareholders to approve include the criteria listed and contemplated in the Company’s 2005 Stock Incentive Plan, and are described herein as follows: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity, investment or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); earnings (including but not limited to, total shareholder return, earnings per share or earnings before or after taxes); net sales growth (measured either in dollars or in volumes of hydrocarbon production); net earnings or income (before or after taxes, interest, depreciation and/or amortization); gross, operating or net profit margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); turnover of assets, capital, or inventory (including reserve additions or revisions, and economic value added from reserves); expense targets (including reserve replacement costs and finding and development costs); margins; measures of health, safety or environment; operating efficiency (including project completion time, budget goals, operational downtime, rig utilization, and similar matters); customer service or satisfaction; market share; credit quality; and working capital targets.

For the reasons set out above, the Board recommends shareholders vote “FOR” approving the material terms of the senior officer performance goals. Check the box marked “FOR” to vote to approve the materials terms of the senior officer performance goals, as the Board recommends. Unless otherwise indicated, all properly completed and deposited proxies will be voted “FOR” such approval at the Annual Meeting.

PROPOSAL 5

SHAREHOLDER PROPOSAL ON HYDRAULIC FRACTURING

The proponents of the following shareholder proposal have stated that they intend to present the proposal at the Annual Meeting. In accordance with applicable proxy regulations, the following proposal and supporting statement, as submitted by the proponents, are set forth below verbatim. The Company is not responsible for the content of the proposal or the supporting statement.

The Board of Directors has recommended a vote “AGAINST” the proposal for the reasons set forth below. In the absence of instructions to the contrary, if the shareholder proposal is presented, the shares represented by a properly completed and delivered proxy will be voted against the shareholder proposal at the Annual Meeting.

Shareholder Proposal

The following proposal was submitted to the Company by the As You Sow Foundation, acting on behalf of The Cedar Tree Foundation, and Green Century Equity Fund.

Whereas:

Proponents are concerned about regulatory, legal, reputational and financial risks associated with the environmental, health, and social impacts of hydraulic fracturing operations.

Concern about water sources, toxic chemicals and wastewater has led to new regulations in several states and proposed federal legislation. Explosions, contamination incidents, and millions of dollars in fines demonstrate that things can and do go wrong. Media reports that Pennsylvania “officials…have cited energy companies for more than 2,500 violations associated with fracturing practices and collected $25.7 million in fines since 2008.”

A front page New York Times story exposed that Ultra Petroleum’s subsidiary Ultra Resources sent 155,000 gallons of fracking wastewater with high levels of radioactivity to nine different towns across Pennsylvania to be spread on roads to suppress dust.

More than 250 health care professionals warned New York Governor Cuomo that the state failed to analyze public health impacts of hydraulic fracturing in its rush to approve permits for drilling. They cited evidence in Texas, Wyoming, Louisiana, North Dakota and Pennsylvania which finds worsening health metrics among neighbors of gas wells and related infrastructure. The onset of symptoms and drilling frequently coincided.

Negative local impacts are straining community resources and generating opposition to fracturing operations. According to an MSCI report, “the expansion of oil and gas activities into areas previously untouched by the industry will continue to face fierce opposition from the community, unless companies adequately manage environmental impacts and community health concerns through communication and adoption of best environmental practices.”

In this climate, companies risk increased regulatory and legal risks or bans on fracturing operations outright. Pittsburgh banned natural gas drilling within city limits. New York State imposed a moratorium. Maryland banned drilling until the conclusion of a two-year study.

Shareholders were denied the opportunity to speak on behalf of hydraulic fracturing resolutions in 2010 and 2011 which received 21% and 42% support respectively.

Resolved: Shareholders request that the Board of Directors prepare a report to investors by September 2012, at reasonable cost and excluding confidential or legally prejudicial data, on the short-term and long-term risks to the company’s operations, finances and gas exploration associated with community concerns, known regulatory impacts, moratoriums, and public opposition to hydraulic fracturing and related natural gas development.

Supporting statement: Such report should, at a minimum, summarize for the prior two fiscal years, with regard to hydraulic fracturing and related infrastructure:

•	any substantial community opposition to the company’s maintenance or expansion of particular operations, such as permitting and drilling;

•	government enforcement actions, including allegations of violations;

•	total aggregate government fines on an annual basis;

•	facility shutdown orders, license suspensions or moratoriums on licensing, exploration or operations;

On a forward-looking basis, the report should identify:

•	communities where substantial opposition to permitting or drilling, or maintenance or expansion of operations, is anticipated;

•	financial or operational risks to particular operations, facilities and plans from proposed federal or state laws or regulations, including moratoriums on fracking;

•	any limitations which regional water supply or waste disposal issues may place on operations or expansion.

END OF SHAREHOLDER PROPOSAL

* * * * *

Board of Directors’ Statement in Opposition

THE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

Because the Company recognizes the value of acting responsibly and prudently in all its activities, it already takes the financial, operational, reputational, regulatory and other risks of hydraulic fracturing into account as part of its day to day business, and it is committed to conducting its business in a manner designed to comply with all applicable environmental laws and regulations. Generating the report contemplated by the proposal would distract the Company’s staff from their ordinary duties and, since it would be duplicative of efforts already being made, it would be a wasteful use of money.

Moreover, because the Company recognizes the importance of hydraulic fracturing to its business (Ultra anticipates it will employ hydraulic fracturing on substantially all of its future oil and gas wells), the Company is committed to working with its stakeholders to address questions and concerns about hydraulic fracturing. Last year, the Company published extensive disclosure about hydraulic fracturing on its website (the link to the information published by the Company is http://www.ultrapetroleum.com/corporate-responsibility/hydraulic-fracturing-150.html). Last year, the Company also began participating in the Ground Water Protection Council’s hydraulic fracturing registry at www.fracfocus.org, where it discloses the chemical composition of frac fluids it uses in the states where the Company has active operated programs (currently Wyoming and Colorado). In addition, the Company added additional disclosure about its hydraulic fracturing and water management activities to its website this year (the new disclosure is available at the same link as noted above). All this is in addition to the disclosures the Company makes in Wyoming, which can be reviewed at wogcc.state.wy.us.

Hydraulic fracturing is not only important to the Company’s business, it is important to America. Hydraulic fracturing is essential to developing and producing oil and natural gas in America. Estimates of recoverable American oil and natural gas have significantly increased in recent years, due in no small part to hydraulic fracturing. Domestic oil and natural gas improve America’s economic competiveness and promote American job growth. Millions of Americans work good-paying jobs helping to find and produce oil and natural gas in America.

The Company believes hydraulic fracturing can be conducted safely and in an environmentally responsible manner. Recent studies by respected authorities, including the U.S. Environmental Protection Agency, the Ground Water Protection Council, and the Interstate Oil and Gas Compact Commission, are in accord. The Company has performed hydraulic fracturing operations on most of its wells, and is in agreement with those findings. In addition, Ultra’s well casing and well cementing programs minimize pollution risks, and its water handling programs conserve resources and energy and reduce waste. Industry-wide, hydraulic fracturing has been used safely over one million times in the decades since the first commercial use of hydraulic fracturing in the oil and gas industry. The Groundwater Protection Council concluded in May 2009 that most additives contained in fracturing fluids pose low to very low risks to human health and the environment.

Finally, hydraulic fracturing is subject to numerous and extensive regulations. State agencies charged with protecting public and private water supplies have, for decades, regulated oil and gas activities, including hydraulic fracturing. Moreover, federal agencies control any adverse impacts of hydraulic fracturing through the Clean Water Act (which protects groundwater from environmentally-harmful activities), the Safe Drinking Water Act (which prohibits pollution of drinking water, though it does not authorize regulation of injection of fracturing fluids), and the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA).

For the foregoing reasons, the Board of Directors recommends you vote “AGAINST” the shareholder proposal.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2013 Annual Meeting of Shareholders for inclusion in the proxy statement and proxy card relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 12, 2012. The Company will not be required to include in its proxy statement or proxy card a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission. If the date of the 2013 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2012 Annual Meeting, the deadline for submitting proposals to be included in management’s year-end 2012 proxy statement is a reasonable time before the Company begins to print and mail its proxy materials for its 2013 Annual Meeting. In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

The persons named in the Company’s proxy card for the Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by March 4, 2012. If the Company changes the date of the Annual Meeting by more than 30 days from the first anniversary of the date of the prior Annual Meeting, the persons named in the Company’s 2012 proxy statement will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the Annual Meeting. If the date of the Annual Meeting is advanced or delayed by more than 30 calendar days from the first anniversary of the date of the prior Annual Meeting, the Company shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this proxy statement or annual report is being delivered to multiple shareholders sharing an address. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future, a shareholder may submit a written request to the Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, Texas 77060 or an oral request by calling the Corporate Secretary at (281) 876-0120.

OTHER MATTERS

At the Annual Meeting, shareholders will receive and consider the consolidated financial statements of the Company for the year ended December 31, 2011 and the auditor’s report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken. Management knows of no amendment or other matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy. All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers.

By Order of the Board of Directors

/s/ MICHAEL D. WATFORD
MICHAEL D. WATFORD
Chairman, President and Chief Executive Officer

Houston, Texas

April 10, 2012

9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

MR SAM SAMPLE

123 SAMPLES STREET Security Class 123 SAMPLETOWN SS X9X 9X9

Holder Account Number

C1234567890 X X X

Form of Proxy—Annual and Special Meeting of Shareholders to be held on May 22, 2012

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 10:00 AM, Mountain Daylight Time, on Thursday, May 17, 2012.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

. .

• Call the number listed BELOW from a touch tone

• Go to the following web site:

telephone.

www.investorvote.com

1-866-732-VOTE (8683) Toll Free

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 123456789012345

CPUQC01.E.INT/000001/i1234

00VXPA

MR SAM SAMPLE

C1234567890

XXX

Appointment of Proxyholder

I/We being holder(s) of Ultra Petroleum Corp. hereby appoint(s):

Print the name of the person you are

Michael D. Watford, or failing him, Garrett B. Smith,

OR

appointing if this person is someone

other than the Chairman of the Meeting.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of shareholders of Ultra Petroleum Corp. to be held at the

Sheraton Suites Calgary Eau Claire, 255 Barclay Parade SW, Calgary, Alberta, T2P 5C2, on May 22, 2012 at 10:00 AM (Mountain Daylight Time) and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

For Against

For Against Withhold

1. Election of Directors

For

Against

Withhold

For

Against

For

Against

Withhold

Withhold

01. Michael D. Watford

02. W. Charles Helton

03. Stephen J. McDaniel

04. Roger A. Brown

For

Withhold

2. Appointment of Auditors

Appointment of Ernst & Young LLP as Auditors of the Company for the ensuing year and authorizing the Directors to fix their remuneration.

For

Against

Withhold

3. Non-Binding Advisory Vote on Executive Compensation

Resolved, the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosedpursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the relatednarrative discussion, in the Company’s most recent proxy statement.

For

Against

Withhold

4. Approval of Material Terms of Executive Officer Performance Goals

For

Against

Withhold

5. If Presented, A Shareholder Proposal Which is Opposed by the Board of Directors

Authorized Signature(s) – This section must be completed for your Signature(s) Date

I/We instructions authorize you to to be act executed. in accordance with my/our instructions set out above. I/We hereby revoke indicated any above, proxy this previously Proxy will given be voted with respect as recommended to the Meeting. by Management. If no voting instructions are DD / MM / YY .

Interim Financial Statements – Mark this box if you would like

Annual Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying

to receive the Annual Financial Statements and accompanying

Management’s Discussion and Analysis by mail.

Management’s Discussion and Analysis by mail.

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

999999999999 UPQQ